Exhibit 99.1

Contacts: Rob Stewart Investor Relations Tel (949) 480-8300 Fax (949) 480-8301

FOR RELEASE
October 25, 2007

ACACIA RESEARCH REPORTS THIRD QUARTER 2007
FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – October 25, 2007 – Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three months ended September 30, 2007.

“Acacia Research revenues for the third quarter of 2007 were $9,544,000 compared to $8,424,000 in the year ago period.  Trailing 12-month revenues were $47,900,000 compared to $35,800,000 at the end of the third quarter of 2006,” commented Acacia Research Corporation Chairman and CEO, Paul Ryan.

 “Acacia Research reported a third quarter GAAP net loss from continuing operations of $4,674,000 or $0.16 per share, including non-cash charges totaling $3,555,000.  Cash and cash equivalents and short-term investments were $55,414,000 as of September 30, 2007 compared to $44,998,000 as of December 31, 2006.”

“Acacia Research's subsidiaries entered into 27 new licensing agreements in the third quarter and generated revenues from 7 different licensing programs.  We also acquired control of 7 new patent portfolios in the quarter and now control 81 patent portfolios.  Acacia Research continues to build its leadership position in patent licensing and our acquisition of new patent portfolios is increasing opportunities for future revenue growth,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended September 30, 2007 and 2006

Results from Continuing Operations

Acacia Research Corporation reported consolidated third quarter 2007 license fee revenues of $9,544,000, compared to $8,424,000 in the third quarter of 2006.  Third quarter 2007 license fee revenues included license fees from 7 of the Company’s technology licensing programs, including its DMT® technology, Credit Card Fraud Protection technology, Multi-Dimensional Bar Code technology, Portable Storage Devices with Links technology, Image Resolution Enhancement technology, Pop-up Advertising technology and Rule-Based Monitoring technology.   To date, the Company has generated revenues from 25 of its technology licensing programs.

Trailing twelve-month license fee revenues were $47.9 million as of September 30, 2007, as compared to $46.8 million as of June 30, 2007, $55.3 million as of March 31, 2007, $34.8 million at December 31, 2006 and $35.8 million as of September 30, 2006.

The third quarter 2007 net loss from continuing operations was $4,674,000, as compared to $1,047,000 in the third quarter of 2006.  Included in third quarter 2007 results from continuing operations are non-cash charges totaling $3,555,000, comprised of non-cash stock compensation charges of $1,869,000, non-cash patent amortization charges of $1,451,000 and a non-cash impairment charge of $235,000 related to the write-off of a patent-related asset during the quarter.   Third quarter 2006 results from continuing operations included non-cash charges of $2,307,000, comprised of non-cash stock compensation charges of $985,000 and non-cash patent amortization charges of $1,322,000.

Third quarter 2007 marketing, general and administrative expenses increased to $5,454,000, including non-cash stock compensation charges of $1,869,000, from $3,560,000, including non-cash stock compensation charges of $985,000, in the comparable 2006 period.  The net increase was due primarily to the addition of licensing, business development and engineering personnel since the end of the comparable 2006 period and an increase in other personnel costs, an increase in employee non-cash stock compensation charges related to the issuance of additional equity based incentive awards to new and existing employees, an increase in patent acquisition and business development related research and consulting costs and an increase in corporate, general and administrative costs.  The overall increase in marketing, general and administrative expenses is reflective of the continued growth and expansion of the Company’s intellectual property acquisition, licensing and enforcement business and related ongoing operations.   These increases were partially offset by a decrease in consulting expenses due to the expiration of the consulting agreement with the former CEO of Global Patent Holdings, LLC, in January 2007.

Operating expenses for the third quarter of 2007 and 2006 included inventor royalties expenses of $2,672,000 and $1,837,000, respectively, and contingent legal fees expenses of $2,997,000 and $786,000, respectively.  The majority of the Company’s patent portfolios are subject to patent and patent rights agreements with inventors containing provisions granting to the original patent owner the right to receive inventor royalties based on future net revenues, as defined in the respective agreements, and may also be subject to contingent legal fee arrangements with external law firms engaged on a contingent fee basis.  The economic terms of the inventor and contingent arrangements, if any, vary across the Company’s patent portfolios.  As such, inventor royalties and contingent legal fees expenses fluctuate period to period based on the amount of revenues recognized each period and the mix of specific patent portfolios generating revenues each period.

The third quarter 2007 increase in inventor royalties expense and contingent legal fees expense was due in part to the increase in license fee revenues recognized in the third quarter of 2007 compared to the third quarter of 2006, as discussed above, and also reflects the impact of the mix of patent portfolios with varying economic terms generating the revenues during the respective periods.  A portion of third quarter 2006 revenues were comprised of license fees from patent portfolios with a lower average inventor royalty percentage and without a contingent legal fee arrangement associated with them.  As a result, lower than average inventor royalties expense and no contingent legal fees expense were incurred on revenues from those specific patent portfolios, resulting in the sharply higher percentage fluctuation in inventor royalties and contingent legal fees expense from the third quarter of 2006 compared to third quarter 2007, as compared to the percentage fluctuation in license fee revenues for the same periods.

Third quarter 2007 patent-related legal expenses were $2,027,000, compared to $2,354,000 in the comparable 2006 period.  Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside law firms engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  Patent-related legal expenses include case related costs billed by outside counsel for economic analyses and damages assessments, expert witnesses and other consultants, case related audio/video presentations for the court, and other litigation support and administrative costs.  We expect patent-related legal expenses to continue to fluctuate quarter to quarter based on the factors summarized above, in connection with our current and future patent commercialization and enforcement programs.

Discontinued Operations - Split-off of CombiMatrix Corporation

In January 2006, Acacia Research Corporation’s board of directors approved a plan for its then, wholly owned subsidiary, CombiMatrix Corporation, to become an independent public company.  CombiMatrix Corporation’s registration statement on Form S-1 was declared effective by the Securities and Exchange Commission on June 8, 2007.  Following the redemption period required by Acacia Research Corporation’s Restated Certificate of Incorporation, on August 15, 2007 (the “Redemption Date”), CombiMatrix Corporation was split-off from Acacia Research Corporation through the redemption of all outstanding shares of Acacia Research-CombiMatrix common stock and the distribution of new shares of CombiMatrix Corporation common stock, on a pro-rata basis, to the holders of AR-CombiMatrix stock as of the Redemption Date (the “Split-off Transaction”).  On the Redemption Date, every ten (10) shares of Acacia Research-CombiMatrix stock outstanding on August 15, 2007, was redeemed for one (1) share of common stock of CombiMatrix Corporation.  Subsequent to the Redemption Date, Acacia Research Corporation no longer owns any equity interests in CombiMatrix Corporation and the two companies operate independently of each other.

As a result of the consummation of the Split-off Transaction, the assets, liabilities, results of operations and cash flows of CombiMatrix Corporation have been eliminated from the continuing operations of Acacia Research Corporation and Acacia Research Corporation does not have any continuing involvement in the operations of CombiMatrix Corporation.  As a result of the Split-off Transaction we have disposed of our investment in CombiMatrix Corporation, and therefore, in accordance with guidance set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Acacia Research Corporation’s consolidated financial information included herein reflects the assets, liabilities and results of operations of CombiMatrix Corporation as “Discontinued Operations.”  Consolidated financial information presented for the comparable prior year periods have been restated to conform to the current period presentation.  The Split-off Transaction was accounted for by Acacia Research Corporation at historical cost, and accordingly, no gain or loss on disposal was recognized.  Acacia Research Corporation received a private letter ruling from the IRS with regard to the U.S. federal income tax consequences of the Split-off Transaction to the effect that the Split-off Transaction will be treated as a tax-free exchange under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended.

Financial Condition

Total assets related to continuing operations were $74,375,000 as of September 30, 2007 compared to $65,390,000 as of December 31, 2006.  Cash and cash equivalents and short-term investments totaled $55,414,000 as of September 30, 2007 compared to $44,998,000 as of December 31, 2006.

Business Highlights and Recent Developments

Business highlights of the third quarter and recent developments include the following:

(Note:  Acacia Media Technologies Corporation, Acacia Patent Acquisition Corporation, Diagnostic Systems Corporation, Disc Link Corporation, Financial Systems Innovation LLC, InternetAd Systems LLC, and Vdata LLC, are all wholly owned subsidiaries of Acacia Research Corporation):

•	Disc Link Corporation entered into non-exclusive licenses with the following companies, covering patents relating to portable storage devices with links:

•	CMS Products, Inc. resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain CMS Products, Inc. products.
•	Avid Technology, Inc. resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Avid products.
•	CA, Inc.
•	EMC Corporation
•	ADTRAN, Inc. resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain ADTRAN products.
•	Novell, Inc. resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Novell products.
•	Oracle Corporation resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Oracle products.
•	The Eastman Kodak Company resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Kodak products.
•	Sonic Solutions resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Sonic Solutions products.
•	Misys Plc resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Misys products.
•	Riverdeep resolving litigation that was pending in the United States District Court for the Eastern District of Texas with respect to certain Riverdeep products.

The portable storage devices with links technology generally relates to products sold or distributed on CDs or DVDs that include a link to retrieve additional data via the Internet.

•
Financial Systems Innovation LLC entered into releases and covenants not to sue or non-exclusive licenses with the following companies, covering a patent that applies to credit card fraud protection technology:

•	J. Crew Group, Inc.
•	Lowe’s Home Centers, Inc.
•	Oakley, Inc. resolving a dispute pending before the U.S. District Court in the Northern District of Georgia.
•	LEGO Brand Retail, Inc. resolving a dispute that was pending before the United States District Court for the Northern District of Georgia.
•	The Sherwin Williams Company resolving a dispute that was pending before the United States District Court for the Northern District of Georgia.
•	Release and covenant not to sue with Ingles Market Incorporated resolving a dispute that was pending before the United States District Court for the Northern District of Georgia.
•	Kohl’s Department Stores, Inc resolving a dispute that was pending before the United States District Court for the Northern District of Georgia.
•	The Timberland Company resolving a dispute that was pending before the United States District Court for the Northern District of Georgia.

The patented technology generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.  The system includes an electronic card reader, and the generation and use of a transaction number, which specifically identifies each transaction processed within the system.

•	InternetAd Systems, LLC entered into licenses with the following companies covering a portfolio of patents that apply to Pop-Up Advertising:
•	JBS Sports, Inc. dba Rivals.com
•	FreeRealTime.com, Inc. resolving a patent infringement lawsuit that was pending in the District Court for the Northern District of Texas.

The Pop-up Advertising technology generally relates to user activated displays on a website which can include advertising, surveys, messages, sound, video, applets and any other graphic or textual content.

•
Diagnostic Systems Corporation entered into a license agreement with CA, Inc., and a covenant not to sue agreement with Motive, Inc., covering a portfolio of patents that apply to rule-based monitoring.  The agreement with Motive, Inc. resolves litigation that was pending in the United States District Court for the Central District of California.

The patented technology can be used to monitor a variety of hardware and software systems such as network nodes, servers, databases and applications.

•	Acacia Media Technologies Corporation entered into a license agreement with PracticeWorks Systems, LLC for certain uses of its Digital Media Transmission (“DMT®”) technology.

Acacia’s DMT technology relates to audio/video transmission and receiving systems commonly known as video-on-demand and audio/video streaming, and is used for distributing digital content via several means including Internet, cable, satellite, fiber-optic, and wireless systems.

•
VData, LLC entered into a license with Hand Held Products, Inc. covering a portfolio of patents that apply to certain symbol illuminator and capture systems and multi-dimensional bar codes.  This resolves a dispute that was pending in the United States District Court for the Eastern District of Texas.

The symbol illuminator and capture technology generally relates to a two dimensional sensor for viewing a two dimensional symbol and capturing an entire symbol image, in association with projection means for illuminating the entire symbol with a projected two dimensional illumination window that is equal to or larger in size than, and aligned with, the sensor viewing window.

•	Acacia Patent Acquisition Corporation continued its patent and patent rights acquisition activities as follows:

•
In July 2007, acquired rights to a patent relating to ecommerce pricing technology.  This patented technology generally relates to transacting business over a network such as the Internet.   This technology can be used in auctions or competitive transactions where the final price is based upon the buyer’s actions.

•
In July 2007, acquired rights to a patent relating to database access technology.  This patented technology generally facilitates smoother interoperation between databases and applications and can be deployed in a variety of markets including ecommerce, healthcare, telecom, and finance.

•
In August 2007, acquired rights to a patent relating to multi-dimensional database compression technology.  This patented technology generally relates to the compression of databases.  The technology enables the compressed information to be accessible in real time and generates cost savings in enterprise storage.

•
In September 2007, acquired rights to a patent relating to vehicle location technology.  This patented technology generally relates to systems capable of locating vehicles and providing subsequent services from a remote location.  It covers satellite-based location systems, such as GPS, and is applicable to vehicle tracking, vehicle assistance services and other similar services.

•
In September 2007, acquired rights to a patent relating to video editing technology.  This patented technology generally relates to altering video streams in real time to remove portions of an original image and substitute elements to create a new image.  This technology can be used to digitally change the background of a video image without using traditional blue screen techniques.

•
In September 2007, acquired rights to a patent relating to devices used in medical surgery.  This patented technology relates to surgical instruments, such as scalpels, that are heated to reduce bleeding when tissue is cut.  These devices can be used in orthopedics, endoscopy, arthroscopy, trauma, wound care, cosmetic, and numerous other surgical procedures.

•
In September 2007, acquired patents for graphics data processing technology.  The patented technology relates to the processing of graphics data, including clipping, masking and writing of pixel data to memory. The technology has applications in PC's and gaming consoles.

•
In July 2007, Acacia Research Corporation announced that Jonathan Taub joined the Company as Vice President.  Mr. Taub joins the Company from Microsoft, where he was Director, Strategic Alliances for the Mobile and Embedded Devices (MED) division since 2004.  Mr. Taub developed strategic initiatives and constructed and negotiated agreements enabling MED to be Microsoft’s fastest growing revenue division.  He received a 2006 Heroes and Key Achievers award from Microsoft for negotiating strategic deals with Qualcomm and STMicroelectronics.  From 2002 to 2004 he was Business Development Manager for Microsoft’s Security Business Unit, where he co-led Microsoft’s anti-virus business strategy.

Prior to joining Microsoft, Mr. Taub was Director, Business Development with Nortel Networks and was an intellectual property and corporate law Associate with Covington & Burling in Washington, D.C.  Mr. Taub holds a B.S. from the University of Pennsylvania, Wharton School of Business and a J.D. from Harvard Law School.

•
In October 2007, Acacia Research Corporation announced that the Company named Brad Brunell Senior Vice President.  Mr. Brunell joins the Company from Microsoft, where during his 16 year career he held a number of management positions, including General Manager, Intellectual Property Licensing.  Mr. Brunell, as General Manager, Intellectual Property Licensing, was responsible for inbound and outbound patent licensing.  He created and managed a team of negotiation, financial and legal experts which developed outbound intellectual property licensing programs and brought in intellectual property via acquisitions, strategic partnerships and licensing.

Previously as a Senior Director he was in a strategy role focusing on digital media adoption which included key deals with Time Warner and the Walt Disney Company, leading the negotiating team for the settlement of the Intertrust patent litigation, and putting together the Content Guard ownership structure between Microsoft, Time Warner and Thomson.  He also served on the board of Content Guard, a digital rights management patent licensing company.

His earlier career responsibilities as a Group Manager included managing business groups responsible for Microsoft's Digital Rights Management technologies in the Windows client product group and business development for Core Audio/Video technologies within the Windows platform.  Most recently he was a General Manager focused on incubation of new products and services.

Prior to Microsoft, Mr. Brunell owned a marketing company which he formed while earning a B.A. degree from the University of California, Los Angeles.

•
In September 2007, Acacia Research Corporation announced that the Company named Marcel Mahdavi as Vice President, Engineering. Mr. Mahdavi was previously Managing Partner of mComm Solutions, which provided mobile wireless solutions and consulting services for companies including Mobile ESPN.

Previously he was Director of Core Network Technology with Sprint Nextel Corporation, Senior Manager of Network Engineering and Technology Services with LCC International, Inc., Group Technology Manager with Cingular Wireless, and Principal Member of Technical Staff at AT&T Inc.

Mr. Mahdavi holds a B.S. Electrical Engineering from the University of Southern California, a M.S. Electrical Engineering from the University of Michigan, and a Ph.D. Electrical Engineering from the University of Southern California.

•
Since the last report to stockholders,  4 lawsuits were dismissed in their entirety involving 12 parties, in connection with our Credit Card Fraud Protection, Data Encryption, Fluid Flow Control & Monitoring and Parallel Processing with Shared Memory technologies.  Twenty-six parties were dismissed from ongoing litigation in connection with our Credit Card Fraud Protection, Information Monitoring, Portable Storage Devices with Links and Multi-Dimensional Bar Code technologies.  In addition, we became involved in 17 new lawsuits with 68 parties in connection with our Software License Management, Multi-Dimensional Bar Code, High Quality Image Processing, Information Monitoring, Facilities Operation Management System, eCommerce Pricing, Credit Card Fraud Protection, Computing Device Performance, Remote Management of Imaging Devices, Picture Archiving & Communication Systems, Vehicle Anti-Theft Parking Systems, Web Personalization and Virtual Computer Workspace technologies.  We currently have 44 ongoing lawsuits involving 263 parties.

A conference call is scheduled for today.  The Acacia Research Corporation presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (800) 500-0177 for domestic callers and (719) 457-2629 for international callers, both of whom will need to provide the operator with the confirmation code 3738064.  A replay of the audio presentation will be available for 30 days at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, both of whom will need to enter the code 3738064 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control 81 patent portfolios covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, resource scheduling, spreadsheet automation, and user activated Internet advertising.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ACACIA RESEARCH CORPORATION
CONSOLIDATED SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	September 30, 2007	December 31, 2006
			Discontinued Operations
		Continuing	Split-off of
	Consolidated	Operations	CombiMatrix Corp	Consolidated

Total Assets	$74,375	$65,390	$44,214	$109,604
Total Liabilities	$9,597	$4,276	$11,019	$15,295
Total Stockholders’ Equity	$64,778	$61,114	$33,195	$94,309

CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues:
License fees	$9,544	$8,424	$40,594	$27,512

Total revenues	9,544	8,424	40,594	27,512

Operating expenses:
Marketing, general and administrative expenses (including non-cash stock compensation expense of $1,869 and $3,776 for the three and nine months ended September 30, 2007
and $985 and $2,922 for the three and nine months ended September 30, 2006)	5,454	3,560	13,972	10,051
Legal expenses - patents	2,027	2,354	4,463	3,803
Inventor royalties and contingent legal fees expense - patents	5,669	2,623	23,197	12,741
Amortization of patents	1,451	1,322	4,081	3,991
Write-off of patent-related intangible asset	235	-	235	297

Total operating expenses	14,836	9,859	45,948	30,883

Operating loss	(5,292)	(1,435)	(5,354)	(3,371)

Total other income	647	390	1,704	1,143

Loss from continuing operations before income taxes	(4,645)	(1,045)	(3,650)	(2,228)

Provision for income taxes	(29)	(2)	(177)	(40)

Loss from continuing operations	(4,674)	(1,047)	(3,827)	(2,268)

Discontinued operations - Split-off of CombiMatrix Corporation:
Loss from discontinued operations - Split-off of CombiMatrix Corporation	(2,286)	(4,329)	(8,086)	(15,549)

Net loss	$(6,960)	$(5,376)	$(11,913)	$(17,817)

Earnings (loss) per common share:
Continuing operations:
Net loss from continuing operations	$(4,674)	$(1,047)	$(3,827)	$(2,268)
Basic and diluted loss per share	(0.16)	(0.04)	(0.14)	(0.08)

Discontinued operations - Split-off of CombiMatrix Corporation:
Loss from discontinued operations - Split-off of CombiMatrix Corporation	$(2,286)	$(4,329)	$(8,086)	$(15,549)
Basic and diluted loss per share	(0.04)	(0.11)	(0.14)	(0.39)

Weighted average shares:
Acacia Research - Acacia Technologies stock:
Basic and diluted	28,739,499	27,567,848	28,296,328	27,492,410
Acacia Research - CombiMatrix stock:
Basic and diluted	59,875,769	40,209,640	55,862,707	39,411,421